Exhibit 99.1

648 N. Plankinton Avenue Milwaukee, WI 53203
Immediate Release	Contact: Christian Audi Senior Director, Investor Relations christian.audi@enerpac.com

ENERPAC TOOL GROUP COMPLETES ACQUISITION OF SFE GROUP,
EXPANDING PORTFOLIO OF PREMIUM INDUSTRIAL TOOL BRANDS

Highlights

•	Enerpac Tool Group has completed the previously announced acquisition of Specialized Fabrication Equipment Group LLC.

•	The acquisition will expand Enerpac's exposure to high-growth end markets.

•	SFE Group generated approximately $170 million of sales and approximately $44 million of adjusted EBITDA[1] for the trailing twelve months ended March 31, 2026.

•	The acquisition is expected to be accretive to fiscal 2027 adjusted EPS[2].

MILWAUKEE, WI, October 28, 2026 – Enerpac Tool Group Corp. (NYSE: EPAC) (“Enerpac” or the “Company”) today announced that it has completed its previously announced acquisition of Specialized Fabrication Equipment Group LLC (“SFE Group”), a global provider of specialized fabrication, welding, portable machining, and material-handling equipment.

The acquisition, which was announced on July 7, 2026, strengthens Enerpac’s position as a premier industrial tools, services, technology, and solutions provider. SFE Group operates a portfolio of 12 established brands, including Climax, B&B Sumner, and Axxair.

“We are pleased to welcome the SFE Group team to Enerpac,” said Paul Sternlieb, President and Chief Executive Officer of Enerpac Tool Group. “SFE Group is an exceptional business with premium brands, strong margins, complementary products, and a proven track record of growth. The combination expands our addressable market and strengthens our capabilities in several attractive industrial applications, to create value for our customers, employees, and shareholders.”

“We are excited to join Enerpac Tool Group and begin the next chapter for SFE Group,” said Vinay Varma, President, SFE. “Enerpac’s global reach, technical capabilities, and operational resources provide a strong platform for our continued growth. Together, we are well positioned to deliver even greater value to our customers and partners while continuing to invest in our people, products, and innovation.”

1 Adjusted to exclude items in a manner comparable to Enerpac’s presentation of its adjusted EBITDA in its announcements of financial results.
2 Adjusted for transaction costs, integration costs, and noncash acquisition-related charges.

Transaction Details
Enerpac acquired SFE Group from SFEG Holdings, Inc., a portfolio company of Gladstone Investment Corporation, for a purchase price of approximately $472 million, consisting of approximately $452 million in cash, subject to customary closing adjustments, and $20 million of equity awards granted in lieu of certain transaction bonuses, as described below under “Inducement Awards.” The purchase price represents 10.6x SFE Group’s trailing adjusted EBITDA, or 9.5x including expected synergies of $4 million to $6 million by year three. The Company estimates transaction costs of approximately $8 million and integration costs of $10 million to $14 million.

The transaction was funded with cash on hand, an expanded $300 million term loan, and borrowings under a new $550 million revolving credit facility. The new senior credit facility, which closed on October 16, 2026, is a five-year facility totaling $850 million, with an accordion option of up to an additional $425 million that provides further capacity for future M&A. Enerpac’s estimated ratio of net debt-to-adjusted EBITDA3 upon the closing of the acquisition, giving effect to the acquisition and borrowings and the application of cash to fund the acquisition, is approximately 2.3 times.

Inducement Awards
The Company will grant equity awards with an aggregate value of approximately $21.2 million to 14 senior employees of SFE Group (none of whom are expected to become executive officers of the Company) as inducement awards pursuant to New York Stock Exchange Listing Rule 303A.08. Of this amount, $20.0 million is being granted in lieu of certain transaction bonuses that would otherwise have been payable at closing by Gladstone. The number of units subject to the awards will be based on the closing price of the Company’s Class A common stock as of today. The awards consist of (1) restricted stock units (“RSUs”) that will cliff vest on the third anniversary of the grant date; (2) RSUs that will either cliff vest on the first anniversary of the grant date or vest over three years in equal annual installments; (3) performance stock units (“PSUs”) that will cliff vest on the third anniversary of the grant date based on achievement of certain performance metrics over such three-year period; and (4) performance-based RSUs, which will be granted upon achievement of the SFE Group calendar year 2026 budgeted EBITDA target and then vest three years thereafter. The inducement awards will be granted under the Company’s Inducement Equity Incentive Plan, which was adopted by the Company’s Board of Directors on August 26, 2026.

Conference Call Information
In conjunction with fourth quarter fiscal 2026 earnings, which will be released after the market closes on October 28, 2026, an investor conference call is scheduled for 7:30 am CT on October 29, 2026. Webcast information and conference call materials, including an earnings presentation, will be available on the Investor Relations website (https://ir.enerpactoolgroup.com/).

3. Calculated in accordance with the terms of the Company’s senior credit facility closed on October 16, 2026. The estimated net leverage ratio is based on estimates of the Company’s consolidated net debt at closing following the acquisition, reflecting the application of cash and borrowings at closing to fund the acquisition, and of the Company’s adjusted EBITDA for the twelve months ended August 31, 2026 plus an additional $44M of adjusted EBITDA to reflect the pro forma contribution of SFE Group.

Safe Harbor Statement
Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. Statements with respect to the anticipated post-closing contributions of SFE Group to the Company’s consolidated results are subject to risks and uncertainties that include, but are not limited to: the ultimate outcome, benefits and synergies of the acquisition of SFE Group and future financial performance, including revenues, cash flows, operating expenses and profitability, which involve risks and uncertainties, and are subject to change based on various important factors; risks that the acquisition disrupts current plans and operations of Enerpac Tool Group or SFE Group; the risk that disruptions from the transaction may make it more difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with SFE Group’s customers, distributors, vendors and others with whom it does business; and the impact of changes in relevant national and regional economies. Enerpac Tool Group disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason, except to the extent required by law.

About Enerpac Tool Group
Enerpac Tool Group Corp. is a premier industrial tools, services, technology, and solutions provider serving a broad and diverse set of customers and end markets for mission-critical applications in more than 100 countries. Its tools and services make complex, often hazardous jobs possible safely and efficiently. The Company delivers mission-critical solutions across high-pressure hydraulics, precision-controlled force, lifting and positioning, pipe preparation, orbital welding and cutting, and on-site services for industrial customers worldwide. Founded in 1910, the Company is headquartered in Milwaukee, Wisconsin, and its common stock trades on the NYSE under the symbol EPAC. For more information, visit www.enerpactoolgroup.com.

About SFE Group
SFE Group is a global industrial equipment company focused on pipe fabrication, welding, machining, and maintenance tools. It was formed in 2019 through the merger of three established brands and subsequent acquisitions to include Climax, B&B Sumner, Axxair, Sumner Material Lifts, TAG, Mathey Dearman, Magnatech, Bortech, Fit-Up Pro, H&S Tool, PPM, and Calder. SFE Group serves industries such as aerospace and defense, power generation, semiconductor and data centers, oil and gas, manufacturing, utilities, maritime and shipping, mining, and transportation. It is based in Houston, Texas with approximately 350 employees globally at five production facilities and seven rental depots. For further information on SFE Group and its businesses, visit their website at www.sfe-brands.com.